Exhibit 21.1
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                        List of Subsidiaries

Subsidiary                                  State of Organization
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Eagle Supply, Inc.                          Florida
JEH/Eagle Supply, Inc.                      Delaware
  JEH-Eagle LP (subsidiary of
  JEH/Eagle Supply, Inc.)                   Texas
Texas LP Roofing Supply Corporation         Delaware